UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: April 24, 2008
(Date of earliest event reported)
McAfee, Inc.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-31216	77-0316593 (I.R.S. Employer Identification No.)
3965 Freedom Circle
Santa Clara, California 95054
(Address of Principal Executive Offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 30, 2008, McAfee, Inc. (“McAfee”) announced that Albert A. “Rocky” Pimentel is joining McAfee as its Chief Operating Officer and Chief Financial Officer beginning May 15, 2008.
     Mr. Pimentel, 52, has served as Executive Vice President and Chief Financial Officer of Glu Mobile, Inc., a publisher of mobile games, since October 2004. Prior to joining Glu Mobile, Inc., Mr. Pimentel served as Executive Vice President and Chief Financial Officer of Zone Labs, Inc., an end-point security software company, from September 2003 until it was acquired in April 2004 by Checkpoint Software, Inc. From January 2001 to June 2003, he served as a Partner of Redpoint Ventures, a venture capital firm focused on investments in information technology. Prior to then, he served as Chief Financial Officer for WebTV Networks, Inc., a provider of set-top Internet access devices and services acquired by Microsoft Corporation, and LSI Logic Corporation, a semiconductor and storage systems developer listed on the New York Stock Exchange. Mr. Pimentel also serves on the board of directors of Danger, Inc. Mr. Pimentel holds a B.S. in commerce from Santa Clara University, is a graduate of the executive MBA program at Stanford University and is a Certified Public Accountant.
     The offer letter agreement (the “Letter Agreement”) with Mr. Pimentel provides for the following compensation and related benefits to Mr. Pimentel during his employment with McAfee:
•	An annual base salary of $500,000.

•	Eligibility for a target annual bonus of $500,000, which will be prorated in the first year.

•	Participation in all company-sponsored employee benefit programs applicable to other senior executives.

•	Dave DeWalt, McAfee’s Chief Executive Officer and President, will recommend to McAfee’s Board of Directors that Mr. Pimentel receive a stock option grant for 150,000 shares of McAfee’s common stock (the “Option”) with a grant date, vesting commencement date and strike price to be determined at the sole discretion of the Board of Directors and/or its Compensation Committee. The Option will be scheduled to vest over a four year period, with 25% of the shares subject to the Option vesting on the first anniversary of the grant date and the remainder vesting in equal installments over the next 36 monthly periods, assuming Mr. Pimentel’s continued service with McAfee on each scheduled vesting date. The Option grant will be subject to McAfee’s standard stock option agreement and the terms of McAfee’s 1997 Stock Incentive Plan (the “Plan”).

•	Mr. DeWalt will recommend to McAfee’s Board of Directors that Mr. Pimentel receive a restricted stock unit (“RSU”) award for 50,000 shares of McAfee’s common stock with a grant date and vesting commencement date to be determined at the sole discretion of the Board of Directors and/or its Compensation Committee. The RSU award will be scheduled to vest as follows: (i) one-third of the stock units will vest on the first anniversary of the vesting commencement date; (ii) one-third of the stock units will vest on the second anniversary of the vesting commencement date; and (iii) one-third of the stock units will vest on the third anniversary of the vesting commencement date. The RSU award and its vesting will be subject to the terms of the Plan.

•	Additionally, Mr. DeWalt will recommend to McAfee’s Board of Directors that Mr. Pimentel receive a performance stock unit (“PSU”) award for 50,000 shares of McAfee’s common stock with a grant date, vesting commencement date and par value to be determined at the sole discretion of the Board of Directors and/or its Compensation Committee. The PSU award will be scheduled to vest as follows: (i) one-third of the stock units will vest on the first anniversary of the vesting commencement date; (ii) one-third of the stock units will vest on the second anniversary of the vesting commencement date; and (iii) one-third of the stock units will vest on the third anniversary of the vesting commencement date, in each case assuming specific qualitative and quantitative financial milestones as set forth by the Board of Directors or its designee are met during each potential vesting period. The PSU award and its vesting will be subject to the terms of the Plan.

•	Mr. Pimentel will be eligible to receive additional equity grants on an annual basis consistent with McAfee’s normal compensation practices.
     In connection with Mr. Pimentel’s employment, McAfee intends to enter into its standard, written indemnification agreement for officers and directors with Mr. Pimentel. Further, McAfee expressed its intent to enter into a change in control and severance agreement with Mr. Pimentel and any severance or change in control benefits will be paid under such separate agreement.
     Under the Letter Agreement, Mr. Pimentel’s employment with McAfee is at-will.
     The foregoing description of the Letter Agreement is qualified in its entirety by the terms of such Letter Agreement, which is filed as Exhibit 10.1 to and incorporated by reference in this Current Report on Form 8-K.
     A copy of the press release announcing the hiring of Mr. Pimentel is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:
10.1	Offer Letter Agreement by and between McAfee, Inc. and Albert A. “Rocky” Pimentel, dated April 24, 2008.

99.1	Press release dated April 30, 2008 announcing the hiring of Albert A. “Rocky” Pimentel.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McAfee, Inc.
Date: April 30, 2008	By:	/s/ Mark D. Cochran
Mark D. Cochran
Executive Vice President and General Counsel

EXHIBIT INDEX
Exhibits.
10.1	Offer Letter Agreement by and between McAfee, Inc. and Albert A. “Rocky” Pimentel, dated April 24, 2008.

99.1	Press release dated April 30, 2008 announcing the hiring of Albert A. “Rocky” Pimentel